EXPRESS, INC. CLOSES STORES, WITHDRAWS Q1 GUIDANCE

Columbus, Ohio – March 17, 2020 – Fashion apparel retailer Express, Inc. (NYSE: EXPR) today provided business updates in response to the COVID-19 pandemic.

Effective immediately, the Company will close all Express and Express Factory Outlet stores until March 27. Our website and mobile app will remain available to customers.

“The COVID-19 pandemic is an unprecedented situation that is unfolding day by day,” said Tim Baxter, Chief Executive Officer. “Our primary concern is for the health and safety of our associates and customers, and it is also important that we do our part to protect our communities.”

The Company will ensure all store associates receive compensation for scheduled work time through March 27. In addition to the temporary closing of stores, corporate associates in Columbus and New York are working from home.

Due to the continued uncertainty of the impacts of COVID-19 on the Company’s business operations as well as consumer confidence and demand, the Company is withdrawing the first-quarter guidance issued on March 11, 2020. The Company is not providing an updated outlook at this time.

“The COVID-19 situation has evolved considerably since our earnings call last week, and while we remain committed to returning Express to long-term, profitable growth – as outlined in our corporate strategy The ExpressWay Forward – we must acknowledge that this is certainly a detour,” Mr. Baxter said. “We are taking decisive and appropriate action to further reduce capital expenditure and expenses.”

About Express, Inc.:

Express is a leading fashion brand for women and men. Since 1980, Express has provided the latest apparel and accessories to help customers build a wardrobe for every occasion, offering fashion and quality at an attractive value. The company operates retail and factory outlet stores in the United States and Puerto Rico, as well as an online destination. For more information, please visit www.express.com.

Investor Contact:
Dan Aldridge
daldridge@express.com
(614) 474-4890

Media Contact:
Alysa Spittle
aspittle@express.com
(614) 474-4745